Exhibit 99.1

TEMPUR SEALY PROMOTES BHASKAR RAO TO CHIEF FINANCIAL OFFICER

LEXINGTON, KY, SEPTEMBER 25, 2017 – Tempur Sealy International, Inc. (NYSE: TPX) today announced that Bhaskar Rao has been appointed as the Company’s Executive Vice President and Chief Financial Officer, effective October 13, 2017. Mr. Rao is a certified public accountant who joined the Company in 2004 after a successful 9 year career at a major public accounting firm. Since joining Tempur Sealy, he has served several leadership roles throughout the finance organization, most recently as Senior Vice President and Chief Accounting Officer.

Tempur Sealy Chairman and CEO Scott Thompson commented, “We welcome Bhaskar’s appointment as the Chief Financial Officer as he continues his successful rise through the organization. He has demonstrated effective leadership and a deep knowledge of finance and accounting over the last 13 years and has been an instrumental member of our executive management team. I am confident that Bhaskar will transition quickly into the new role, and with the rest of Tempur Sealy, continue to drive our long-term initiatives.”

Barry A. Hytinen will be stepping down as Executive Vice President and Chief Financial Officer to pursue an opportunity outside of the bedding industry, effective October 13, 2017.

“I wish to thank Barry for his years of dedication to Tempur Sealy.” Thompson said. “On behalf of the board of directors, shareholders, and the employees of Tempur Sealy, I wish him and his family well in all their future endeavors.”

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact

Aubrey Moore

Investor Relations

Tempur Sealy International, Inc.

800-805-3635

Investor.relations@tempursealy.com